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EXHIBIT 10.35

LICENSE AND DEVELOPMENT AGREEMENT

    THIS LICENSE AND DEVELOPMENT AGREEMENT (this "Agreement") dated as of February 29, 2000 (the "Effective Date"), is by and between Bioject Inc., an Oregon corporation with a principal place of business at 7620 S.W. Bridgeport Road, Portland, Oregon 97224 (together with its Affiliates, "Bioject") and Amgen Inc., a Delaware corporation with a principal place of business at One Amgen Center Drive, Thousand Oaks, California 91320-1799 (together with its Affiliates, "Amgen").

WITNESSETH:

    WHEREAS, Amgen is engaged in the development and commercialization of pharmaceutical products and has developed proprietary compounds and associated know-how and data related thereto for human therapeutic use;

    WHEREAS, Bioject possesses substantial experience and expertise in the discovery, design and development of needle-free injection devices for the administration of pharmaceutical products using Bioject's proprietary Iject System (as defined below);

    WHEREAS, Amgen and Bioject desire to contract for the exclusive license to Amgen and the development by Bioject of needle-free injection devices, involving modifications to the Iject System, in certain fields of use on the terms and conditions set forth herein.

    NOW THEREFORE, in consideration of the mutual covenants which are recited herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

ARTICLE ONE
DEFINITIONS

    When used in this Agreement or any Exhibit hereto, each of the following capitalized terms shall have the respective meanings set forth in this Article One.

    1.1 "Affiliate" shall mean a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified. Solely for the purpose of this definition, "control" shall mean the possession, direct or indirect, of the power to cause the direction of the management and policies of a Person, whether through ownership of more than fifty percent (50%) of the voting securities of such Person, by contract or otherwise.

    1.2 "Amgen Compound" shall mean the Initial Compound, and each other Amgen proprietary pharmaceutical compound or other product in existence on the Effective Date or developed after the Effective Date for treatment of any indication in the Licensed Field or the Option Field, and associated know-how.

    1.3 "Amgen Counter-Offer" shall have the meaning set forth in Section 3.3.

    1.4 "Amgen Designs" shall mean the ornamental industrial designs for the Iject System attached hereto as Exhibit E.

    1.5 "Amgen Intellectual Property" shall mean any Intellectual Property invented (as determined under United States patent law), developed, discovered or otherwise owned or Controlled by Amgen, its Affiliates, and their respective employees, agents and/or representatives, which is useful for the development, making, using or selling of any Amgen Compound or any Iject Product. Without limiting the generality of the foregoing, "Amgen Intellectual Property" shall include the Amgen Designs.

    1.6 "Bioject Intellectual Property" shall mean any Intellectual Property invented (as determined under United States patent law), developed, discovered or otherwise owned or Controlled by Bioject, its Affiliates, and their respective employees, agents and/or representatives, which is useful for the development, making, using or selling of any Iject Product or other needle-free injection device.

    1.7 "BLA" shall mean a Biological License Application as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder, as amended, and any filing under any successor laws and regulations.

    1.8 "Cartridge" shall mean a medication syringe, consisting of a nozzle, tip cap, O-ring, glass cartridge, rubber plunger and teflon ball, as more fully described in the Component Specifications. The specifications for the Cartridge for the Initial Prototypes is set forth in Exhibit B attached hereto and incorporated herein.

    1.9 "Code" shall mean the United States Bankruptcy Code, 11 U.S.C. Section 101 et seq., as amended from time to time.

    1.10 "Commercial Supply Agreement" shall mean an agreement for the manufacture and supply of Products for treatment of one or more indications in the Licensed Field, in accordance with the terms and conditions set forth in Exhibit A attached hereto and incorporated herein, and such other terms and conditions as are mutually agreed upon by Bioject and Amgen.

    1.11 "Component Specifications" shall mean the specifications for the Components mutually agreed upon by Bioject and Amgen. The Component Specifications for the Initial Prototypes are set forth in Exhibit B attached hereto and incorporated herein.

    1.12 "Components" shall mean the parts necessary to make the Prototype Devices, including the Injector Body and the Cartridge. The Components for the Initial Prototypes are set forth in Exhibit B attached hereto and incorporated herein.

    1.13 "Confidential Information" shall mean all confidential and/or proprietary information, materials, know-how and other data of a Party, both technical and nontechnical (including Intellectual Property of such Party), which is disclosed by such Party at any time prior to or during the term of this Agreement pursuant to or in furtherance of this Agreement, except that which the receiving Party can establish by competent evidence:

      (a) is or later becomes generally available to the public by use, publication or the like, through no fault of the receiving Party, its Affiliates, officers, directors, agents or employees; or

      (b) is obtained from a third party without restriction who had legal right to disclose the same to the receiving Party; or

      (c) the receiving Party already possessed and obtained from a source other than the disclosing Party, as evidenced by its written records, predating receipt thereof from the disclosing Party; or

      (d) is independently developed by the receiving Party without the use of confidential information belonging to the disclosing Party as evidenced by the receiving Party's written records.

    Without limiting the generality of the foregoing, each Amgen Compound, including without limitation its identity and chemical structure, and each other item of Amgen Intellectual Property shall be deemed Confidential Information of Amgen for all purposes of this Agreement, and the Iject System (except for the Amgen Designs and any Joint Intellectual Property relating to the Iject System) and each other item of Bioject Intellectual Property shall be deemed Confidential Information of Bioject for all purposes of this Agreement.

    1.14 "Control" or "Controlled" means possession of the ability to grant licenses or sublicenses without violating the terms of any agreement or other arrangement with (in each case, whether written, oral or otherwise), or the rights of, any third party.

    1.15 "Deliverables" shall mean the items to be delivered with the Components, as mutually agreed upon by Bioject and Amgen. The Deliverables for the Initial Prototypes are set forth in Exhibit C attached hereto and incorporated by reference herein.

    1.16 "Device Specifications" shall mean the specifications for the Prototype Devices, as mutually agreed upon by Bioject and Amgen. The Device Specifications for the Initial Prototypes are set forth in Exhibit D attached hereto and incorporated by reference herein.

    1.17 "EP" shall mean the European Pharmacopoeia as in effect from time to time.

    1.18 "FDA" shall mean the United States Food and Drug Administration of the Department of Health and Human Services, or any successor agency.

    1.19 "cGMPs" shall mean all current Good Manufacturing Practices regulations promulgated by the FDA applicable to the Iject System, the Prototype Devices and the Iject Products.

    1.20 "Holdings" shall mean Bioject's parent, Bioject Medical Technologies, Inc., an Oregon corporation.

    1.21 "Iject Product" shall mean the Iject System, with a cartridge containing (or designed to contain) any Amgen Compound in liquid form.

    1.22 "Iject System" shall mean Bioject's "Iject" pre-filled needle-free injector with self-contained medication cartridge.

    1.23 "Initial Compound" shall mean *.

*
This material has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

    1.24 "Initial Field" shall mean *.

*
This material has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

    1.25 "Initial Prototypes" shall mean the * single-use Prototype Devices developed for delivery of the Initial Compound, * of which will serve as sample injectors.

*
This material has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

    1.26 "Injector Body" shall mean the portion of any Iject Product other than the Cartridge.

    1.27 "Intellectual Property" shall mean any and all trade secrets, technical information, data, materials, techniques, discoveries, inventions, methods, processes, know-how, improvements, trade dress, and Patent Rights that a Party now has or may hereafter invent, develop, discover or otherwise own or Control.

    1.28 "ISO" shall mean the general published requirements of the International Standards Organization as in effect on the Effective Date, as such requirements may be amended, modified or supplemented from time to time.

    1.29 "Joint Intellectual Property" shall mean any Intellectual Property (including know-how) jointly invented (as determined under United States patent law), developed or discovered after the Effective Date by Bioject and Amgen, and/or their respective Affiliates, employees, agents and/or representatives, which is useful for the development, making, using or selling of any Iject Product.

    1.30 "JP" shall mean the Japanese Pharmacopoeia in effect from time to time.

    1.31 "Licensed Field" shall mean *.

*
This material has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

    1.32 "Licensed Patents" shall mean all Patent Rights owned or Controlled by Bioject on or after the Effective Date claiming, describing or otherwise relating to the Iject System or methods of use thereof, which Patent Rights as of the Effective Date are listed in Exhibit F attached hereto and incorporated herein.

    1.33 "Materials" shall mean any and all materials necessary to develop and produce the Prototype Devices, including, without limitation, polycarbonate plastic, springs, gases, and product contacting surfaces (such as pharmaceutical grade rubber, teflon and Type I flint glass).

    1.34 "NDA" shall mean a New Drug Application as defined in the U.S. Food, Drug and Cosmetic Act and the regulations thereunder, as amended.

    1.35 "Option Field" shall mean *.

*
This material has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

    1.36 "Parties" shall mean Amgen and Bioject and "Party" shall mean either of them.

    1.37 "Patent Rights" shall mean patent applications, patents issuing thereon and any extensions or restorations by existing or future extension or restoration mechanisms, including without limitation Supplementary Protection Certificates or the equivalents thereof, renewals, continuations, continuations-in-part, divisionals, patents-of-addition, certificates of invention, extensions, substitutions, confirmations, re-registrations, re-examinations, revalidations and/or reissues of any patent, and any foreign counterparts thereof.

    1.38 "Person" shall mean an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an estate, an unincorporated organization, or any other entity, or a government or any department or agency thereof.

    1.39 "Pivotal Trial" shall mean a clinical trial which, if the defined end-points are met, is intended by Amgen as of the start of such trial to be the clinical trial which will constitute sufficient basis for receipt of marketing approval for an Iject Product in the United States.

    1.40 "Prototype Device" shall mean any prototype of an Iject Product, including without limitation the Initial Prototypes, in such quantities as Bioject and Amgen mutually agree.

    1.41 "Schedule" shall mean the delivery schedule of Prototype Devices. The delivery schedule for the Initial Prototypes shall be mutually agreed upon in writing by the parties after the Effective Date.

    1.42 "Stock Purchase Agreement" shall mean the Stock Purchase Agreement by and between Amgen and Holdings dated as of the Effective Date.

    1.43 "Term" shall mean the term of this Agreement.

    1.44 "Third Party Offer" shall have the meaning set forth in Section 3.3.

    1.45 "USP" shall mean United States Pharmacopoeia as in effect on the Effective Date.

ARTICLE TWO
REPRESENTATIONS, WARRANTIES AND COVENANTS

    2.1  Amgen Representations and Warranties and Covenants.

      (a)  Corporate Power.  Amgen is duly organized and validly existing under the laws of the State of Delaware and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

      (b)  Due Authorization.  Amgen is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder. The person executing this Agreement on Amgen's behalf has been duly authorized to do so by all requisite corporate action.

      (c)  Binding Agreement.  This Agreement is a legal and valid obligation binding upon Amgen and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Amgen does not conflict with any written agreement to which it is a party, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

      (d)  Compliance.  Amgen covenants that it will use commonly accepted professional standards of workmanship to assemble and fill the Cartridge, attach the Cartridge to the Injector Body, and package the Prototype Devices in accordance with Section 4.1(m) hereof.

      (e)  Adequate Premises and Personnel.  Amgen has and will at all times during the performance of the filling, assembling and packaging of the Prototype Devices maintain adequate premises and equipment, knowledge and experience and competent personnel to assemble and fill the Cartridge, attach the Cartridge to the Injector Body, and package the Prototype Devices in accordance with Section 4.1(m) hereof. Amgen shall provide such training of its appropriate personnel as may be required to perform such filling, assembling and packaging obligations in a professional manner, consistent with standard industry practice and all applicable federal, state and local laws and regulations, including without limitation cGMPs.

      (f)  Disclosure.  Amgen covenants and agrees with Bioject that it shall promptly notify Bioject in writing of the occurrence of any breach by Amgen of any representation, warranty, covenant or agreement of Amgen set forth herein, or any failure by Amgen to perform any material obligation set forth herein.

    2.2  Bioject Representations and Warranties and Covenants.

      (a)  Corporate Power.  Bioject is duly organized and validly existing under the laws of the State of Oregon and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

      (b)  Due Authorization.  Bioject is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder. The person executing this Agreement on Bioject's behalf has been duly authorized to do so by all requisite corporate action.

      (c)  Binding Agreement.  This Agreement is a legal and valid obligation binding upon Bioject and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Bioject does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

      (d)  Grant of Rights.  Bioject has not, and will not during the Term, grant any right to any third party which would conflict with the rights granted to Amgen hereunder.

      (e)  Validity.  Bioject is aware of no action, suit, inquiry or investigation instituted by any United States federal or state governmental agency which questions or threatens the validity of this Agreement or the Licensed Patents.

      (f)  Defects; Safety and Efficacy.  Bioject has not received any communication from the FDA or other regulatory agency regarding any defects in, or any other issues with respect to the safety and efficacy of, the Iject System or any component thereof or any other needle-free injector system or any component thereof owned or Controlled by Bioject.

      (g)  Licensed Patents.  Bioject possesses the exclusive right, title and interest in and to the Licensed Patents, all of which are unencumbered by any lien, security interest or other right or claim of any third party. The Licensed Patents include all Patent Rights owned or Controlled by Bioject which claim, describe or relate to the Iject System. To the best of Bioject's knowledge after due inquiry, (i) the practice of the subject matter of the Licensed Patents will not infringe upon any Patent Right of any third party and (ii) there are no patent applications that would be infringed by the practice of the subject matter of the Licensed Patents. The Licensed Patents include all Patent Rights necessary to make, have made, use, sell, offer for sale and import the Iject System in the Licensed Field.

      (h)  Compliance.  Bioject covenants that (i) it will use commonly accepted professional standards of workmanship to develop and manufacture the Components and the Prototype Devices, (ii) the Components and the Prototype Devices will be developed and manufactured in compliance with cGMPs and all applicable federal, state and local laws and regulations, (iii) the Components will be developed and manufactured in accordance with the Component Specifications, (iv) the Prototype Devices will be developed and manufactured in accordance with the Device Specifications and (v) it will not utilize any process or materials in developing and manufacturing the Prototype Devices that to Bioject's knowledge would infringe any Patent Right or other intellectual property right of a third party.

      (i)  Exclusive Services.  Bioject covenants and agrees with Amgen for the Term and for the term of any Commercial Supply Agreement that neither it nor its Affiliates will enter into any agreement, instrument or understanding, oral or written, or perform any services, with respect to any third party's pharmaceutical or therapeutic product (i) (A) which consists of essentially the same chemical or protein entity as an Amgen Compound or (B) which could be used in the treatment of an indication or indications in the Licensed Field or the Option Field (so long as the right of first offer set forth in Section 3.3 is in effect with respect to any such indication) and (ii) which involves the delivery of such product through the use of the Iject System, any Iject Product, or any other needle-free injector system with pre-filled cartridge, whether a single-use or multiple-use injector system, that is owned or Controlled by Bioject, including without limitation any improvement to the Iject System. This Section 2.2(i) is in addition to, and not in limitation of, the rights and obligations set forth in Section 9.1 hereof.

      (j)  Adequate Premises and Personnel.  Bioject has and will at all times during the development of the Prototype Devices maintain adequate premises and equipment, knowledge and experience and competent personnel to develop the Prototype Devices in accordance with the Device Specifications and with the terms and conditions set forth in this Agreement. Bioject shall provide such training of its appropriate personnel as may be required to perform its obligations hereunder in a professional manner, consistent with standard industry practice and all applicable federal, state and local laws and regulations, including without limitation cGMPs.

      (k)  Third Parties.  Bioject will not subcontract or otherwise transfer responsibility for any of its obligations hereunder without Amgen's prior written consent. Bioject will take all precautions necessary to ensure that the Prototype Devices, any Component thereof, and any Amgen Compound, will not be exposed to or used by any third party nor to or by unauthorized persons in the employment of Bioject.

      (l)  Disclosure.  Bioject covenants and agrees with Amgen that it shall promptly notify Amgen in writing of the occurrence of any breach by Bioject of any representation, warranty, covenant or agreement of Bioject set forth herein, or any failure by Bioject to perform any material obligation set forth herein.

ARTICLE THREE
LICENSE

    3.1  Patent License.  Bioject hereby grants to Amgen an exclusive worldwide license under the Licensed Patents to use, sell, offer for sale and import Iject Products in the Licensed Field, with the right to sublicense to any Affiliate.

    3.2  Intellectual Property License.  Bioject hereby grants to Amgen an exclusive worldwide license under the Bioject Intellectual Property to use, sell, offer for sale and import Iject Products in the Licensed Field, with the right to sublicense to any Affiliate.

    3.3  Right of First Offer in Option Field.  Bioject hereby grants to Amgen for the Term a right of first offer to obtain an exclusive worldwide license under the Licensed Patents and the Bioject Intellectual Property to use the Iject System for any Amgen Compound in the Option Field, as the Iject System may be modified from time to time to deliver any Amgen Compound as mutually agreed by Bioject and Amgen. In order to effectuate the purposes of the foregoing grant, Bioject hereby further agrees that for the Term it will do the following:

      (a) Bioject shall promptly notify Amgen of any actual agreement, arrangement or understanding, or similar expression of interest, whether written or oral, between Bioject and any third party with respect to such third party's use or potential use of the Iject System, any Iject Product, or any other needle-free injector system with pre-filled cartridge, whether a single-use or multiple-use injector system, including any improvements to the Iject System, for any indication or indications in the Option Field.

      (b) Within ten (10) days of Bioject's receipt of and prior to accepting any bona fide offer from any third party for use of the Iject System, any Iject Product, or any other needle-free injector system with pre-filled cartridge, whether a single-use or multiple-use injector system, including any improvements to the Iject System, for any indication or indications in the Option Field (a "Third Party Offer"), Bioject shall first seek an offer from Amgen for use of the Iject System for any such indication or indications as follows:

         (i) Bioject shall notify Amgen of the Third Party Offer, which notice shall (A) summarize all material terms and conditions and the applicable indications of the Third Party Offer and (B) request Amgen to make an offer (an "Amgen Counter-Offer") for use of the Iject System for the indication or indications contained in the Third Party Offer. The Amgen Counter-Offer may be made by Amgen at any time within forty-five (45) days after Amgen's receipt of the Bioject notice;

        (ii) Within forty-five (45) days of Bioject's receipt of an Amgen Counter-Offer, Bioject shall notify Amgen in writing with respect to Bioject's decision to (A) accept such Amgen Counter-Offer, (B) reject such Amgen Counter-Offer, or (C) request additional information relating to such Amgen Counter-Offer, whereupon Amgen shall have an additional thirty (30) days to respond to Bioject's request for additional information; and

        (iii) Within fifteen (15) days of Bioject's receipt of additional information from Amgen in accordance with subsection (b)(ii)(C) above, Bioject shall notify Amgen in writing with respect to Bioject's decision to accept or reject the Amgen Counter-Offer. Subject to Section 3.3(c), Bioject may not accept a Third Party Offer until it has notified Amgen in writing of its rejection of the Amgen Counter-Offer.

      Notwithstanding the foregoing, Bioject shall not receive any Third Party Offer, and shall not seek any Amgen Counter-Offer, at any time during the first one hundred eighty (180) days following the Effective Date.

      (c) In the event that Bioject rejects an Amgen Counter-Offer, and Bioject subsequently agrees to enter into an agreement with any third party for use of the Iject System in the Option Field, such third party agreement must be on terms more favorable to Bioject than the terms of the Amgen Counter-Offer.

      (d) Upon Bioject's acceptance of an Amgen Counter-Offer, the Parties shall use good faith efforts to negotiate and execute a definitive licensing agreement with respect to the subject matter thereof.

      (e) Notwithstanding the foregoing, the right of first offer contained in this Section 3.3 shall automatically expire for any indication in the Option Field upon the initiation of a Pivotal Trial for such indication unless the parties otherwise mutually agree.

      (f)  The right of first offer contained within this Section 3.3 shall be extended through the expiration date of any Commercial Supply Agreement, if such right has not earlier expired in accordance with subsection (e) above.

ARTICLE FOUR
DEVELOPMENT AND DELIVERY OF PROTOTYPE DEVICES

    4.1  Development and Delivery of Components and Prototype Devices.

      (a) Bioject shall design, develop and produce the Components and the Prototype Devices, conforming to the Component Specifications and the Device Specifications, respectively, and in accordance with the terms and conditions of this Agreement. Bioject shall perform all work required to accomplish the foregoing, including, but not limited to, the work set forth in this Section 4.1 (except as provided in the first sentence of subsection (m) below).

      (b) Bioject shall design, develop and produce the Prototype Devices such that they may be used to deliver the appropriate Amgen Compound by subcutaneous injection.

      (c) Bioject shall produce, in a manner that is representative of a commercially feasible production process, and deliver prototype parts for each Component.

      (d) Bioject shall develop and demonstrate to Amgen all necessary Component procurement, preparation and assembly processes to ensure process scalability, batch-to-batch uniformity and intra-batch consistency in product quality with time, all in accordance with the Component Specifications, Device Specifications and the other requirements specified in this Agreement.

      (e) Amgen may provide to any third party chosen by Amgen all specifications, information and technical support for the Prototype Devices in order for such third party to evaluate the Components and the Prototype Devices, subject to such third party executing with Amgen a confidentiality and non-use agreement in favor of Bioject and Amgen on terms substantially similar to those herein applicable to both Bioject and Amgen.

      (f)  Bioject shall maintain documentation of the design and production of the Components and the Prototype Devices in sufficient detail to document performance of its obligations under this Agreement. At Amgen's request, Bioject shall provide Amgen with copies of all such documentation and provide such other assistance as Amgen requires to (i) assist Amgen in the evaluation of the Components and the Prototype Devices and (ii) assist Amgen in the commercialization of the Iject Product based upon such Prototype Devices.

      (g) Upon the written request of Amgen, Bioject shall implement any modifications made by Amgen to the Component Specifications or Device Specifications after the Effective Date, including, but not limited to, those which in Amgen's opinion are necessitated by a change after the Effective Date in any law or regulation or applicable standard referred to herein, whether in USP, EP, JP,

  cGMPs or otherwise, subject to agreement between Bioject and Amgen on additional compensation payable by Amgen to Bioject in the event that such modifications create more than an immaterial increase in Bioject's cost of performance, as evidenced by written records provided to Amgen.

      (h) Bioject shall deliver to Amgen in accordance with the Schedule the complete Injector Body of the Prototype Devices, and the components for the Cartridge. Legal title and risk of loss with respect to each delivery of the foregoing items shall pass from Bioject to Amgen upon delivery at Amgen's warehouse, Thousand Oaks, California, except where the loss or damage is related to a breach of the warranty set forth in subsection (i) below, in which case legal title and risk of loss shall pass from Bioject and Amgen upon delivery of replacement items in conformity with such warranty. Bioject shall be solely responsible for all sales, use, excise, personal property and other taxes, charges and assessments which may be levied or assessed by any governmental authority upon the transfer of the foregoing Components from Bioject to Amgen.

      (i)  Bioject warrants to Amgen that, at the time of delivery to Amgen, the Components will meet Component Specifications, the Prototype Devices will meet Device Specifications, and each Component and each Prototype Device will be free from defects of materials and workmanship, and be suitable for use in connection with the appropriate Amgen Compound. Except as set forth in this subsection (i), Bioject disclaims any and all warranties of any kind with respect to the Components and Prototype Devices, whether express or implied, including without limitation the warranties of merchantability and fitness for a particular purpose.

      (j)  Amgen shall have the right to perform complete testing on each delivery of the Components. Amgen may reject any or all of the Components in the event that any of the Components fail to meet any of the Component Specifications. Amgen may reject any or all of the Prototype Devices in the event that any of the Prototype Devices fail to meet any of the Device Specifications. Amgen shall reject any or all of the Components or Prototype Devices delivered hereunder by giving written notice of rejection to Bioject within thirty (30) days following Amgen's receipt of such delivery. The testing by Amgen contemplated by this subsection (j) does not relieve Bioject of its obligation to furnish conforming Components and Prototype Devices, and shall not be deemed to limit in any way the warranties set forth in subsection (i) above.

      (k) Bioject will repair or replace at its own cost any defective or nonconforming Components or Prototype Devices within fifteen (15) days of receipt from Amgen of written notice specifying the defect or nonconformity. Amgen shall thereafter return any such defective or nonconforming Components or Prototype Devices to Bioject and Bioject shall provide to Amgen a written report explaining the reason for the nonconformity or defect within thirty (30) days after receipt of the defective or nonconforming Components or Prototype Devices.

      (l)  All Materials and equipment necessary for the development, production and delivery of the Components and the Prototype Devices, and all other Deliverables, will be provided by Bioject, subject in the case of the Initial Prototypes to the provisions of Section 4.2(b).

      (m) Amgen shall assemble and fill the Cartridge, attach the Cartridge to the Injector Body, and package the Prototype Devices. Bioject shall provide Amgen with all assistance reasonably requested by Amgen with respect to the foregoing assembly, filling, attaching and packaging.

    4.2  Development and Delivery of Initial Prototypes.

      (a) Bioject shall design, develop and produce the Initial Prototypes in accordance with this Agreement in support of clinical trials in the Initial Field, and deliver the Components thereof in accordance with the Schedule.

      (b) All Materials and equipment necessary for the development, production and delivery of the Initial Prototypes and the Components thereof, and other Deliverables for the Initial Prototypes will be provided by Bioject. Amgen shall reimburse Bioject for reasonable actual out of pocket costs for all such Materials and equipment, and any other reasonable expenses (including without limitation labor and overhead expenses) incurred by Bioject related to the manufacture of the Prototype Devices and related to the assistance reasonably requested by Amgen in accordance with Section 4.1(m), all as evidenced by reasonable supporting documentation; provided, however, that Amgen shall not be required to reimburse Bioject for more than * for all of the foregoing. Amgen will pay Bioject for such costs within thirty (30) days of receipt of Bioject's invoice therefor.

*
This material has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

      (c) All terms and conditions of Section 4.1 shall apply to the development and delivery of the Initial Prototypes and the Components thereof.

ARTICLE FIVE
PAYMENTS

    5.1  Equity Purchase.  Simultaneous with the execution of this Agreement, Holdings and Amgen are entering into the Stock Purchase Agreement, pursuant to which Holdings will sell to Amgen and Amgen will purchase newly issued common stock of Holdings at an aggregate purchase price of One Million Five Hundred Thousand Dollars ($1,500,000), under the terms and conditions set forth therein.

    5.2  Milestone Payments.

      (a) Within thirty (30) days after the occurrence of each of the following events (each, a "Milestone Event") with respect to any Iject Product, Amgen will make the following payments (each, a "Milestone Payment") to Bioject:

Milestone Event	Milestone Payment
*	*

*
This material has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

Amgen shall not be obligated to make any additional Milestone Payments under this Section 5.2 after completion of the Milestone Event described in subsection (iii) above, regardless of the number of Products that achieve a particular Milestone Event in the Licensed Field.

      (b) If upon the * of the Effective Date, Amgen has not made any Milestone Payment to Bioject, Amgen may, in its sole discretion, *.

*
This material has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

ARTICLE SIX
INTELLECTUAL PROPERTY; PATENTS

    6.1  Bioject Intellectual Property and Confidential Information.  The Parties hereby acknowledge and agree that Bioject is and shall remain the sole owner of all Bioject Intellectual Property and all Confidential Information of Bioject, subject to the licenses granted to Amgen hereunder. Amgen shall not enter into any agreement, arrangement or understanding with any third party that involves any such Bioject Intellectual Property or Confidential Information of Bioject without the prior written agreement of Bioject.

    6.2  Amgen Intellectual Property and Confidential Information.

      (a) The Parties hereby acknowledge and agree that Amgen is and shall remain the sole owner of all Amgen Intellectual Property and all Confidential Information of Amgen. Except as expressly permitted in Section 6.2(b), Bioject shall not enter into any agreement, arrangement or understanding with any third party that involves any such Amgen Intellectual Property or Confidential Information of Amgen, or otherwise use the Amgen Intellectual Property or Confidential Information of Amgen except as expressly contemplated by this Agreement, without the prior written agreement of Amgen.

      (b) Notwithstanding Section 6.2(a), Amgen hereby grants to Bioject a non-exclusive, royalty-free, worldwide, perpetual right to make, have made, use, sell, offer for sale and import the Iject System incorporating the Amgen Design for use for any indication outside of the Licensed Field or the Option Field (so long as the right of first offer set forth in Section 3.3 is in effect with respect to any such indication); provided, however, that the foregoing grant does not include any element of the Amgen Design containing either (i) the wave design evidencing proper alignment of the Iject System for firing or (ii) a piston rod in any color other than white to evidence firing of the Iject System.

    6.3  Joint Intellectual Property.  Each Party shall own and shall have the full right to use for its own benefit all Joint Intellectual Property; provided, however, that during the Term and the term of any Commercial Supply Agreement Amgen shall not, without the prior written consent of Bioject, license, sublicense, assign or otherwise transfer Joint Intellectual Property to any third party for use for any indication outside of the Licensed Field or the Option Field (so long as the right of first offer set forth in Section 3.3 is in effect with respect to any such indication); and provided, further, that during the Term and the term of any Commercial Supply Agreement Bioject shall not, without the prior written consent of Amgen, license, sublicense, assign or otherwise transfer Joint Intellectual Property to any third party for use for any indication within the Licensed Field or the Option Field (so long as the right of first offer set forth in Section 3.3 is in effect with respect to any such indication). Each Party shall promptly disclose to the other Party any Joint Intellectual Property in its possession and the Parties shall cooperate with and assist each other in the preparation of all documents necessary to effectuate each Party's rights in such Joint Intellectual Property.

    6.4  Patent Prosecution.

      (a)  Counsel.  During the Term, Bioject will retain Terry Miller, Esq., or such other qualified independent outside patent counsel reasonably acceptable to Amgen, and use commercially reasonable efforts to prosecute and maintain all Licensed Patents worldwide. Bioject will keep Amgen fully informed on the progress and status of prosecution of the Licensed Patents.

      (b)  Correspondence and Filings.  Bioject will provide Amgen with copies of all Bioject filings with and correspondence submitted to the United States Patent and Trademark Office and comparable foreign offices which relate to the Licensed Patents and will provide Amgen with a reasonable opportunity to comment on all such correspondence and filings prior to submission. Bioject will consider Amgen's comments relating to such filings and correspondence and, where appropriate, incorporate such comments, but the final decision with respect to content of Bioject's filings and correspondence shall be at Bioject's option and discretion. Upon receipt by Bioject, Bioject will promptly provide Amgen with copies of all correspondence from the United States Patent and Trademark Office and comparable foreign offices which relate to the Licensed Patents.

      (c)  Expenses.  All expenses in connection with prosecution and maintenance of the Licensed Patents will be borne by Bioject.

    6.5  Patent Applications Claiming Joint Intellectual Property.  All patent applications claiming any Joint Intellectual Property shall be agreed to by the Parties and filed, prosecuted and maintained jointly by the Parties and at their joint expense, with terms to be agreed upon by the Parties at the time of disclosure. All such patent applications shall be drafted and filed by mutually agreeable outside counsel. If for any reason either Party shall decline to participate in the filing, prosecution or maintenance of any patent application or patent claiming any Joint Intellectual Property, the other Party shall be entitled to assume sole responsibility for such filing, prosecution or maintenance of such patent application or patent at its sole expense.

ARTICLE SEVEN
COMMERCIAL DEVELOPMENT; REGULATORY MATTERS

    7.1  Commercial Development of Iject Products.  All decisions with respect to the commercial development of any Iject Products in the Licensed Field, including whether and to what extent to develop and commercialize Iject Products for any indications in the Licensed Field, shall be made by Amgen in its sole discretion. Bioject hereby acknowledges and agrees that Amgen shall have no obligation to commercialize any Iject Products for any indication in the Licensed Field. In the event that Amgen elects in its sole discretion not to pursue commercialization of the Iject Products for any indication or indications in the Licensed Field, it shall promptly notify Bioject of such election in writing. In the event that Amgen elects in its sole discretion to pursue commercialization of the Iject Products for any indication or indications in the Licensed Field, Amgen and Bioject shall enter into a Commercial Supply Agreement for such Iject Products. Each Party acknowledges and agrees that the terms of * may be subject to the prior approval of the board of directors of the other Party as a condition to such Party's entering into such agreement, and that neither Party shall have any liability to the other Party if it is unable to obtain such approval.

*
This material has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

    7.2  Regulatory Submissions.  Amgen shall have the right, but not the obligation, to compile and file any and all regulatory filings with the FDA or comparable authorities required for approval of Iject Products for commercial use. At Amgen's request, Bioject shall supply in a timely fashion all documentation necessary to support any such filings and, at Amgen's request, Bioject shall participate with Amgen in meetings with the FDA or comparable authorities regarding the Iject Products.

    7.3  Compliance with Regulations.  Each Party will comply with all laws and regulations applicable to the performance of their respective obligations hereunder.

ARTICLE EIGHT
INDEMNIFICATION AND INSURANCE

    8.1  Indemnification by Bioject.  Bioject will indemnify, defend and hold harmless Amgen, its officers, directors, shareholders, employees, agents and representatives from and against any and all costs, claims, suits, expenses (including reasonable attorneys' fees) and damages arising out of or resulting from (a) any representation or warranty by Bioject set forth herein being untrue in any material respect when made or any material breach or material default by Bioject of any of its covenants or other obligations hereunder or (b) any claim, demand, suit or other action of any nature brought by any third party arising out of Amgen's using, selling, offering for sale or importing Iject Products as contemplated by this Agreement and in accordance with any written instructions for proper use, but excluding any claim, demand, suit or other action arising out of Amgen's performance of its obligations under Section 4.1(m).

    8.2  Indemnification by Amgen.  Amgen will indemnify, defend and hold harmless Bioject, its officers, directors, shareholders, employees, agents and representatives from and against any and all costs, claims, suits, expenses (including reasonable attorneys' fees) and damages arising out of or resulting from (a) any representation or warranty by Amgen set forth herein being untrue in any material respect when made or any material breach or material default by Amgen of any of its covenants or other obligations hereunder or (b) any claim, demand, suit or other action of any nature brought by any third party arising out of Bioject's use of any Amgen Compound as contemplated by this Agreement and in accordance with any written instructions for proper use.

    8.3  Insurance.  Bioject shall carry and maintain the following types and amounts of insurance, to cover any claims arising out of Bioject's performance under this Agreement:

Type of Coverage	Amount
Product Liability Insurance	$2,000,000
Commercial General Liability Insurance	$2,000,000
Excess Liability Insurance	$5,000,000

    Bioject shall furnish Amgen with a certificate of insurance, naming Amgen as an additional insured, providing for such insurance and requiring no less than thirty (30) days prior written notice to Amgen of any cancellation of such insurance.

ARTICLE NINE
CONFIDENTIAL INFORMATION

    9.1  Nondisclosure of Confidential Information.  Except to the extent expressly authorized under Section 9.3 or otherwise under this Agreement, during the Term and thereafter until the later of *, the other Party shall not (i) disclose, publish or make available any Confidential Information to any third party, nor to any employees who do not need to know or have access to such Confidential Information, nor (ii) transfer or otherwise use or exploit any such Confidential Information.

*
This material has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

    9.2  Announcements.  Subject to Section 9.3, during and after the Term, neither Party shall issue a press release or make any other disclosure of the existence of or the terms of this Agreement, or otherwise use the name or trademarks or products of the other Party or the names of any employees thereof, without the prior approval of such press release or disclosure by the other Party hereto.

    9.3  Required Disclosure.  If in the reasonable opinion of any Party's counsel (which may include such Party's internal counsel), a disclosure of Confidential Information or any other disclosure which is subject to Section 9.2 shall be required by law, regulation or court order, including without limitation in a filing with the United States Securities and Exchange Commission or the FDA, then the disclosing Party shall provide copies of the disclosure reasonably in advance of such filing or other disclosure for the nondisclosing Party's prior review and comment, and the nondisclosing Party shall provide its comments, if any, on such announcement as soon as practicable.

ARTICLE TEN
TERM AND TERMINATION

    10.1  Term.  Subject to Section 10.3, unless terminated in accordance with its terms, this Agreement will commence on the Effective Date and remain in full force and effect until the date which is the fifth (5th) anniversary of the Effective Date.

    10.2  Termination.

      (a)  By Amgen for Convenience.  Amgen may terminate this Agreement without cause upon giving thirty (30) days prior written notice to Bioject and payment to Bioject of any amounts outstanding under Section 4.2.

      (b)  By Bioject by Indication or for Failure to Make Milestone Payment.  If Amgen elects not to pursue commercialization of the Iject Products for any indication or indications in the Licensed Field by giving written notice thereof to Bioject in accordance with Section 7.1, Bioject may terminate this Agreement with respect to such indication or indications; provided, however, that this Agreement shall continue in full force and effect with respect to any other indications in the Licensed Field and the Option Field (so long as the right of first offer set forth in Section 3.3 is in effect with respect to an indication in the Option Field). *, then Bioject may terminate this Agreement upon giving thirty (30) days prior written notice to Amgen.

*
This material has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

      (c)  Default.  Either Party may terminate this Agreement by written notice to the other if (i) any representation or warranty of the other Party shall have been untrue in any material respect when made, or (ii) the other Party (or any of its Affiliates) shall fail to perform any material obligation set forth herein or in the Stock Purchase Agreement which failure shall not be cured within sixty (60) days following receipt of notice from the nonbreaching Party setting forth the nature of the default and demanding that the default be cured. If Amgen terminates this Agreement pursuant to this Section 10.2(c), Amgen shall not be required to make any further payments to Bioject under Section 4.2.

      (d)  Bankruptcy.  Either Party may terminate this Agreement, effective immediately upon the giving of written notice to the other Party, if the other Party shall file a petition for bankruptcy, or shall be adjudicated as bankrupt, or shall take advantage of any applicable insolvency laws, or shall make an assignment for the benefit of creditors, or shall have a receiver, whether appointed by private instrument or court officer appointed for its property, and any such event shall have continued for forty-five (45) days undismissed, unbonded and undischarged. All rights and licenses granted under or pursuant to this Agreement by Bioject are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code, licenses of rights to "intellectual property" as defined under Section 101 of the Code. The Parties agree that Amgen shall retain and may fully exercise all of its rights and elections as a licensee of "intellectual property" under the Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Bioject under the Code, Amgen shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in their possession, shall be promptly delivered to Amgen (i) upon any such commencement of a bankruptcy proceeding upon their written request therefor, unless Bioject (or a trustee on behalf of Bioject) elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of Bioject upon written request therefor by Amgen.

      (e) In the event of any termination of this Agreement in accordance with subsections (a), (c) and (d) hereof, each Party shall return to the other Party any and all Confidential Information of the other Party's which such Party has in its possession; provided, however, that such Party may retain one copy of any such Confidential Information which is in written form solely for purposes of determining compliance with this Agreement.

    10.3  Effect of Termination. Upon the termination of this Agreement, all rights and obligations of the Parties under this Agreement shall no longer be in effect other than those under Sections 2.1(a), 2.1(b), 2.1(c), 2.2(a), 2.2(b), 2.2(c), 4.1(i), 6.1, 6.2 and 10.2, and Articles Eight, Nine and Eleven hereof, which shall remain in full force and effect in accordance with their terms after such termination.

ARTICLE ELEVEN
MISCELLANEOUS

    11.1  No Waiver.  Failure by either Party to insist upon strict observance of or compliance with any of the terms of this Agreement in one or more instances shall not be deemed to be a waiver of its rights to insist upon such observance of compliance with the other terms hereof nor any waiver with respect to any subsequent failures to observe compliance with such terms in the future.

    11.2  Notices.  All notices and demands required or permitted to be given or made pursuant to this Agreement shall be in writing and given by first class certified or registered mail, postage prepaid and properly addressed, to the address of the Party to be notified as shown below, or to such other address as to which either Party may notify the other in writing, or by confirmed facsimile, to the facsimile number shown below, or to such other facsimile number as to which either Party may notify the other in writing. Notice shall be effective on the date it is received.

If to Amgen:	Amgen Inc.
One Amgen Center Drive
Thousand Oaks, CA 91320-1799
Attn: Vice President, Operations
cc: General Counsel, Senior Vice President, Corporate Development
  and Corporate Secretary
Facsimile: (805) 499-8011
If to Bioject:	Bioject Inc. 7620 S.W. Bridgeport Road Portland, OR 97224 Attn: James O'Shea Chairman, President and Chief Executive Officer Facsimile: (503) 620-6431
with a copy to:	Stoel Rives LLP 900 SW Fifth Avenue, Suite 2600 Portland, OR 97204-1268 Attn: Annette M. Mulee, Esq. Facsimile: (503) 296-9666

    11.3  Assignment.  This Agreement shall not be assignable by either Party to any third party without the written consent of the other Party; provided, however, a Party may assign this Agreement and all of its rights and obligations under this Agreement, without such consent, to a Person that acquires all or substantially all of its business or assets to which this Agreement pertains, whether by merger, consolidation, reorganization, acquisition, sale or otherwise. Notwithstanding the restrictions in this Section 11.3, no provision of this Agreement shall be deemed to restrict Amgen's ability to assign, license or otherwise transfer to any third party any or all of its rights in or to any Amgen Compound. This Agreement shall be binding upon and inure to the benefit of the Parties, their successors and permitted assigns.

    11.4  Governing Law.  This Agreement is governed by the laws of the State of California, without regard to its principles of conflicts of law.

    11.5  Further Actions.  The Parties agree to execute, acknowledge and deliver such further instruments and to do all such other incidental acts as may be reasonably necessary or appropriate to carry out the purpose and intent of this Agreement.

    11.6  Severability.  In the event any one or more of the provisions of this Agreement should for any reason be held by any court or authority having jurisdiction over either of the Parties or this Agreement to be invalid, illegal or unenforceable, such provision or provisions shall be validly reformed to as nearly approximate the intent of the Parties as possible or, if unreformable, shall be divisible and deleted in such jurisdiction; elsewhere, this Agreement shall not be affected.

    11.7  Independent Contractors.  Nothing in this Agreement is intended nor shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. All activities by the Parties hereunder shall be performed by them as independent contractors. Neither Party shall incur any debts or make any commitments for the other Party.

    11.8  Captions.  The Parties agree that the headings in the Agreement are used for the convenience of the Parties only and are not intended to be used in the interpretation of this Agreement.

    11.9  Amendments.  This Agreement, including the Exhibits and other documents provided for herein and contemplated hereby, contains the entire understanding between the Parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, understandings, representations and communications, whether written or oral. This Agreement shall not be amended or supplemented except in a written document duly executed by a duly authorized representative of each Party.

    11.10  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each Party hereto and delivered to the other Parties.

    IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

AMGEN INC.
By:
Gordon M. Binder Chairman of the Board and Chief Executive Officer
BIOJECT INC.
By:
James O'Shea President and Chief Executive Officer

EXHIBIT A
TERMS OF COMMERCIAL SUPPLY AGREEMENT

    If Amgen requests Bioject to prepare for commercial manufacturing and supply of Products for treatment of one or more indications in the Licensed Field pursuant to Section 7.1 of the Agreement, Amgen and Bioject shall enter into a Commercial Supply Agreement, along with certain other agreements set forth herein, containing the following terms and conditions, and otherwise in form and substance acceptable to Amgen:

    *

*
This material has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

    Exclusive Supply:  Bioject shall be the exclusive supplier of Iject Products to Amgen in the Licensed Field for the term of the Commercial Supply Agreement, provided that Amgen shall retain the right to manufacture the Iject Products or to sublicense another supplier or suppliers in the event that: Bioject fails to materially fulfill its supply obligations, or fails to provide Iject Products in accordance with all material specifications, under the Commercial Supply Agreement, and such failure is not cured within a mutually agreed upon period of time after notice thereof; or Bioject develops or supplies Iject Products to any third party in breach of the exclusivity obligations of the Agreement or the Commercial Supply Agreement.

    Supply Terms:  For the first * of commercial production, Amgen shall purchase Iject Products from Bioject (1 unit equals 2 complete component pieces, consisting of a Injector Body and cartridge, ready for final filling and assembly at Amgen) according to the following terms:

    *

*
This material has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

    Unit costs reflect costs for total units purchased annually by Amgen, regardless of the Amgen Compound used or indication targeted. Unit costs shall be based upon the aggregate number of units of all Iject Products across all indications which are produced by Bioject for Amgen. Unit costs are based upon single-use units, and not multiple-use units.

    During the first * of commercial production, in the event Bioject can establish that the unit costs described above do not allow Bioject to maintain a * gross profit margin on the sale of the Iject Products to Amgen, as evidenced by Bioject's written records, Amgen shall agree to increase the unit cost paid by Amgen to a price which would allow Bioject to maintain such a gross profit margin. If thereafter the gross profit margin exceeds *, the unit costs would be restored to their original levels so long as Bioject maintains at least a * gross profit margin.

*
This material has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

    After * of commercial production of the Iject Products by Bioject on behalf of Amgen, Bioject shall make known to Amgen all information concerning actual manufacturing costs for the Iject Products. Amgen and Bioject shall then agree on pricing, provided that at such time and at all times in the future there shall be a cap which limits Bioject's gross profit margin to no more than *.

*
This material has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

    All costs shall be in accordance with generally accepted accounting principles, consistently applied. Amgen, its Affiliates, employees and representatives (including third parties) shall have the right to audit Bioject's records for purposes of verifying Bioject's costs and gross profit margin.

    Amgen shall have a right of offset against amounts payable to Bioject under the Commercial Supply Agreement in the event of Bioject's failure to make any payment to Amgen when due.

    Bioject shall not be entitled to payment of any license fees, royalties or any other payments from Amgen other than the payments for Iject Products described herein.

    Purchase Requirement:  Following FDA approval of the first Iject Product, Amgen shall agree to a reasonable minimum annual purchase requirement, to be determined in good faith, to maintain its license under the Commercial Supply Agreement. In the event that Amgen elects not to purchase the minimum units annually, Amgen shall, at its election, *.

*
This material has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

    Representations, Warranties, Covenants and Agreements:  The Commercial Supply Agreement shall contain substantially the same representations, warranties, covenants and agreements of Bioject and Amgen as are set forth in the Agreement, along with such other commercially reasonable representations, warranties, covenants and agreements with respect to the subject matter thereof; provided, however, that provisions in the Agreement relating to legal title and risk of loss shall not apply to the Commercial Supply Agreement without the prior written agreement of both Parties.

EXHIBIT B
COMPONENTS AND COMPONENT SPECIFICATIONS

*

*
This material has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

EXHIBIT C
DELIVERABLES

*

*
This material has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

EXHIBIT D
DEVICE SPECIFICATIONS

*

*
This material has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

EXHIBIT E
AMGEN DESIGNS

*

*
This material has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

EXHIBIT F
LICENSED PATENTS

Title	Serial No.	Filing Date	Patent No.	Issue Date	Status
Method for Manufacturing an Ampule	07/880,249	05/08/92	5,312,577	05/17/94	Granted
Needle-Less Hypodermic Injection Device	07/714,892	06/13/91	5,312,335	05/17/94	Granted
Needle-Less Hypodermic Injection Methods and Device	08/097,266	07/23/93	5,399,163	03/21/95	Granted
*
*
*

*
This material has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

QuickLinks

ARTICLE ONE DEFINITIONS
ARTICLE TWO REPRESENTATIONS, WARRANTIES AND COVENANTS
ARTICLE THREE LICENSE
ARTICLE FOUR DEVELOPMENT AND DELIVERY OF PROTOTYPE DEVICES
ARTICLE FIVE PAYMENTS
ARTICLE SIX INTELLECTUAL PROPERTY; PATENTS
ARTICLE SEVEN COMMERCIAL DEVELOPMENT; REGULATORY MATTERS
ARTICLE EIGHT INDEMNIFICATION AND INSURANCE
ARTICLE NINE CONFIDENTIAL INFORMATION
ARTICLE TEN TERM AND TERMINATION
ARTICLE ELEVEN MISCELLANEOUS
EXHIBIT A TERMS OF COMMERCIAL SUPPLY AGREEMENT
EXHIBIT B COMPONENTS AND COMPONENT SPECIFICATIONS
EXHIBIT C DELIVERABLES
EXHIBIT D DEVICE SPECIFICATIONS
EXHIBIT E AMGEN DESIGNS
EXHIBIT F LICENSED PATENTS